Exhibit 99.1

Schlumberger Announces Third-Quarter 2009 Results

HOUSTON, October 23, 2009 – Schlumberger Limited (NYSE:SLB) today reported third-quarter revenue of $5.43 billion versus $5.53 billion in the second quarter of 2009, and $7.26 billion in the third quarter of 2008.

Income from continuing operations attributable to Schlumberger was $787 million—a decrease of 4% sequentially, excluding $207 million of charges in the second quarter of 2009, and 48% lower year-on-year. Diluted earnings-per-share from continuing operations was $0.65 versus $0.68, excluding charges of $0.17 per share in the previous quarter, and $1.25 in the third quarter of 2008.

Oilfield Services revenue of $4.95 billion was flat sequentially but down 22% year-on-year. Pretax segment operating income of $1.04 billion was up 2% sequentially but down 39% year-on-year.

WesternGeco revenue of $463 million was down 17% sequentially and 48% year-on-year. Pretax segment operating income of $61million was down 37% sequentially and 83% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Oilfield Services revenue was flat with the second quarter as increases in both North and South America offset a further decline in the Middle East and Asia. As a result of this, coupled with the implementation of cost-cutting programs earlier in the year, overall margins slightly increased.

At WesternGeco, sequential revenue declines were due to lower Multiclient revenues in the quarter and the rollover of Marine contracts from higher-priced legacy backlog into new lower-priced activity. These factors resulted in lower margins.

Our outlook for the remainder of 2009 assumes a continued modest recovery in North American gas drilling but no significant improvement in service pricing. Overseas, while rig activity is stabilizing, seasonal factors and pricing concessions made in the first half year that are still being implemented leave some risk of further small revenue declines. At WesternGeco, improvement will depend on the level of fourth-quarter multiclient sales.

Looking further ahead, we said in our second-quarter outlook that the shape of the economic recovery beyond 2009 and the subsequent recovery in oil and gas demand remained the determining factors for future activity increases. Since then, indications of inventory rebuilding across many industries together with help from government stimuli have helped to strengthen demand for both oil and gas. While uncertainties remain, notably the transition from current stimuli to industrial and consumer demand and the extent to which the recovery will be limited by high unemployment, the demand for oil and gas will increase somewhat over the coming months.

As a result, we see continuing stabilization of activity around the world. However, this will not be uniform across either geographies or for services by commodity type.

We consider that world gas markets are oversupplied and will remain so for some time absent any strong recovery in industrial demand. Both new LNG capacity coming on stream, as well as ample storage and pent-up supply in North America, will serve to keep prices and activity low. In North America we feel the current slight recovery in drilling is fragile and not likely to significantly improve service activity and pricing until late 2010.

For oil, the current robust price will lead to operators maintaining their spending levels, and this, coupled with the lowering of their cost structures may produce some modest increases in activity. We see continued strength in deepwater areas and some increases in selected land markets. We also feel that a more robust commodity price will lead to some increase in seismic activity, although new marine capacity will continue to depress pricing.

The worst, provided the economy continues to show signs of recovery, is behind us.”

Other Event:

On September 8, 2009, Schlumberger issued $450 million of Guaranteed Notes due 2013 at an interest rate of 3.0%. The proceeds from this issuance were used to refinance existing debt obligations.

Consolidated Statement of Income

(Stated in millions, except per share amounts)

	Third Quarter		Nine Months
For Periods Ended September 30	2009	2008	2009	2008

Revenue	$5,430	$7,259	$16,958	$20,295
Interest and other income, net (1)	74	107	211	306
Expenses
Cost of revenue (2)	4,122	4,967	13,019	13,934
Research & engineering	198	208	585	597
Marketing	22	23	67	71
General & administrative	128	150	390	434
Interest	54	61	169	189
Income from Continuing Operations before taxes	980	1,957	2,939	5,376
Taxes on income (2)	191	418	595	1,104
Income from Continuing Operations	789	1,539	2,344	4,272
Discontinued Operations	—	—	—	38
Net Income	789	1,539	2,344	4,310
Net Income attributable to noncontrolling interests	(2)	(13)	(6)	(25)
Net Income attributable to Schlumberger (2)	$787	$1,526	$2,338	$4,285

Schlumberger amounts attributable to:
Income from Continuing Operations	$787	$1,526	$2,338	$4,247
Discontinued Operations	—	—	—	38

Net Income	$787	$1,526	$2,338	$4,285

Diluted Earnings Per Share of Schlumberger:
Income from Continuing Operations	$0.65	$1.25	$1.93	$3.46
Discontinued Operations	—	—	—	0.03

Net Income (3)	$0.65	$1.25	$1.93	$3.50

Average shares outstanding	1,200	1,199	1,198	1,197
Average shares outstanding assuming dilution	1,218	1,225	1,214	1,229

Depreciation & amortization included in expenses (4)	$613	$583	$1,848	$1,656

1)	Includes interest income of:

Third Quarter 2009 - $15 million (2008 - $31 million)

Nine Months 2009 - $51 million (2008 - $93 million)

2)	See page 7 for details of charges.

3)	Amounts may not add due to rounding.

4)	Including Multiclient seismic data cost.

Condensed Consolidated Balance Sheet

(Stated in millions)

Assets	Sept. 30, 2009	Dec. 31, 2008
Current Assets
Cash and short-term investments	$4,228	$3,692
Other current assets	9,154	9,294
	13,382	12,986
Fixed income investments, held to maturity	625	470
Fixed assets	9,610	9,690
Multiclient seismic data	285	287
Goodwill	5,296	5,189
Other assets	3,877	3,472
	$33,075	$32,094

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$4,734	$5,319
Estimated liability for taxes on income	929	1,007
Bank loans and current portion of long-term debt	879	1,597
Convertible debentures	321	—
Dividend payable	250	252
	7,113	8,175
Convertible debentures	—	321
Other long-term debt	4,313	3,372
Postretirement benefits	1,293	2,369
Other liabilities	892	923
	13,611	15,160
Equity	19,464	16,934
	$33,075	$32,094

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger indebtedness by reflecting cash and investments that could be used to repay debt. Details of Net Debt follow:

(Stated in millions)

Nine Months	2009
Net Debt, January 1, 2009	$(1,129)
Net income	2,344
Depreciation and amortization	1,848
Non-cash postretirement benefits curtailment charge	135
Excess of equity income over dividends received	(54)
Stock-based compensation expense	139
Increase in working capital requirements	(552)
Capital expenditure	(1,719)
Multiclient seismic data capitalized	(150)
Dividends paid	(758)
Proceeds from employee stock plans	156
Business acquisitions	(475)
Pension plan funding	(865)
Other	486
Translation effect on net debt	(66)

Net Debt, September 30, 2009	$(660)

Components of Net Debt	Sept. 30, 2009	Dec. 31, 2008
Cash and short-term investments	$4,228	$3,692
Fixed income investments, held to maturity	625	470
Bank loans and current portion of long-term debt	(879)	(1,598)
Convertible debentures	(321)	(321)
Other long-term debt	(4,313)	(3,372)

	$(660)	$(1,129)

Business Review

				(Stated in millions)

	Third Quarter			Nine Months

	2009	2008	% chg	2009	2008	% chg

Oilfield Services

Revenue	$4,953	$6,356	(22)%	$15,349	$18,027	(15)%

Pretax Operating Income	$1,042	$1,699	(39)%	$3,320	$4,905	(32)%

WesternGeco

Revenue	$463	$892	(48)%	$1,573	$2,239	(30)%

Pretax Operating Income	$61	$355	(83)%	$212	$748	(72)%

Pretax operating income represents the segments’ income before taxes and noncontrolling interests. The pretax operating income excludes such items as corporate expenses and interest income and interest expense not allocated to the segments as well as the charges described on page 7, amortization of certain intangible assets, interest on postretirement medical benefits and stock-based compensation costs.

Charges

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this Third-Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

( Stated in millions, except per share amounts )

	Second Quarter 2009
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Income from Continuing Operations attributable to Schlumberger	$767	$152	$(2)	$613	$0.51
Add back charges:
-Workforce reduction	102	17	—	85	0.07	Cost of revenue
-Postretirement benefits curtailment	136	14	—	122	0.10	Cost of revenue

Income from Continuing Operations attributable to Schlumberger, before charges	$1,005	$183	$(2)	$820	$0.68

There were no charges in either the first or third quarters of 2009 or the first nine months of 2008.

Oilfield Services

Third-quarter revenue of $4.95 billion was flat sequentially as certain geographic strengths were balanced by weaker pricing. Revenue was 22% lower year-on-year. In North America, the positive impact of a recovery in rig count in Canada following the spring break-up was offset primarily by a slowdown in the US Gulf of Mexico GeoMarket* due to operator caution during the hurricane season and by continuing pricing erosion in the US Land GeoMarket. Internationally, Latin America revenue increased with the finalization of certain contracts in Venezuela/Trinidad & Tobago and higher Integrated Project Management (IPM) activity in Mexico/Central America, but these increases were offset by lower Middle East & Asia revenue due to reduced overall activity and the effects of weaker pricing. Europe/CIS/Africa revenue was flat as the positive effects of the strengthening of local currencies against the US dollar and high product sales in North Africa were offset by reductions in activity in the West & South Africa, North Sea and Libya GeoMarkets. Across the Areas, revenue increases in IPM, Testing Services and Well Services were primarily offset by revenue declines in Completions, Drilling & Measurements and Wireline Technologies.

Third-quarter pretax operating income of $1.04 billion was 2% higher sequentially, but 39% lower year-on-year. Pretax operating margin increased to 21.0% as improvements in North America and Latin America were offset by modest declines in Europe/CIS/Africa and Middle East & Asia.

In September, Schlumberger and National Oilwell Varco formed a joint venture to provide high-speed drill-string telemetry systems to improve the efficiency and safety of oil and gas operations. The IntelliServ joint venture is expected to accelerate development and delivery of intelligent drilling solutions through the expanded use of the IntelliServ® Broadband Network, a patented technology that provides high resolution data in real time to and from the bottom of oil and gas wells as they are being drilled. IntelliServ also will provide along-string evaluation services that will enable real-time monitoring of drill-string conditions, and an unlimited ability to actuate downhole tools on demand. The current speed of 57,600 bits per second is up to 20,000 times faster than the transmission speed that is available using conventional mud-pulse technology.

In Saudi Arabia, Schlumberger announced the opening of a new reservoir completions manufacturing center in Dammam Industrial City. Representing an investment of $25 million, the new center houses a team of design and manufacturing engineers specialized in the production of downhole reservoir completions equipment. The center also provides a collaborative environment in which joint oil company and Schlumberger teams can develop and manufacture completions solutions for application across Saudi Arabia and the Middle East. The new center also represents a further step in Schlumberger infrastructure investment in the area.

Recent contract awards demonstrated the value of Schlumberger technology leadership and operational differentiation. These included an award in Denmark for Maersk Oil for open-hole wireline operations under high-pressure, high-temperature conditions; in Russia for Arcticgas, a SeverEnergia company, for a series of services north of the Arctic Circle; in West Africa for subsea completion installations, particularly in Equatorial Guinea; and in the North Sea for Apache for electrical submersible pump systems based on excellent service delivery.

North America

Revenue of $823 million was unchanged sequentially but 45% lower year-on-year. Pretax operating income of $27.6 million was up 253% sequentially but fell 91% year-on-year.

Sequentially, revenue in Canada increased on a muted post spring break-up recovery in rig count but this was offset by decreased revenue in the US GeoMarkets. In the US Gulf of Mexico GeoMarket revenue was impacted by a slowdown in activity due to operator caution during the hurricane season and by a further decrease in shelf drilling activity as a result of continued uneconomic natural gas prices. US Land GeoMarket revenue decreased as an improvement in oil-related activity was more than offset by pricing erosion in the early part of the quarter. The Alaska GeoMarket also recorded lower sequential revenue due to a slowdown in activity for seasonal rig maintenance and operator budget constraints.

Pretax operating margin increased 240 basis points (bps) sequentially to 3.4% primarily due to the increased activity in Canada, which was partially offset by weaker activity in the US Gulf of Mexico and Alaska GeoMarkets.

In the US Gulf of Mexico, Schlumberger Well Services coiled-tubing and pumping services were deployed with CoilTOOLS* coiled-tubing intervention tools and solutions to plug and abandon a series of eight wells for Chevron without lost time and with the minimum number of runs. An integrated approach to the operations reduced cost and provided a single point of contact that enabled the customer to spend time on planning other well intervention activities.

In US Land, advanced Schlumberger Wireline probe technology was used on the PressureXpress* reservoir pressure while logging service for Ultra Resources to acquire formation pressures in the Pinedale Anticline in tight reservoirs with porosities less than 8% and mobilities inferior to 0.01md/cp. This success has convinced the customer to continue the technique as part of their reservoir characterization program.

Elsewhere in the US Gulf of Mexico, a Schlumberger Wireline walkaway vertical seismic profile was run for Anadarko on the Samurai prospect on Green Canyon Block 432. The 50,000-ft survey line was completed in 21 hours, with no lost time, and resulted in more than 25,260 shot records. Processing was completed in less than a week and confirmed a suspected fault located in a zone of lost circulation at 29,315 ft. The results are now being used to plan a sidetrack to the well to delineate and appraise this discovery.

In a Devon Energy Barnett Shale well in US Land, Schlumberger Wireline Sonic Scanner* and Platform Express* services were run using XTRA* tractor technology to acquire logging information for integration with other data in the Schlumberger Petrel* workflow process. This approach to guiding subsequent hydraulic fracture stage design will integrate StimMAP* hydraulic fracture evaluation results to help optimize well completion.

A successful coiled-tubing logging campaign was completed by Schlumberger for Mariner Energy in the US Gulf of Mexico. Successful integration of production services technology from Well Services, CoilTOOLS and Wireline successfully cleaned and logged two wells producing saltwater from an unidentified zone which subsequently hindered production due to the salt deposits in the wellbore. Rapid assembly of downhole tools using VANTAGE* logging-head technology helped achieve significant time savings with consequent operating cost reductions compared to conventional coiled-tubing logging methods.

In US Land, advanced Schlumberger Drilling & Measurements technologies including the EcoScope* multifunction system, the SonicVISION* sonic-while-drilling service and the PowerDrive* rotary-steerable system have been deployed in 11 wells in various shale plays including the Woodford, Eagleford, Haynesville and Marcellus formations. As well as being used to place wells in the ideal part of the reservoirs and maximize completion and stimulation efficiencies, the technologies saved three days worth of rig time per well in data acquisition and drilled the lateral sections two days faster than conventional motor technology.

Latin America

Revenue of $1.07 billion was 8% higher sequentially but 6% lower year-on-year. Pretax operating income of $197 million was 12% higher sequentially but 14% lower year-on-year.

Sequentially, Venezuela/Trinidad & Tobago GeoMarket revenue increased as finalization of certain contracts resulted in the recognition of deferred revenue in addition to revenue from current-quarter activities related to these contracts. Mexico/Central America GeoMarket revenue was also higher due to the start-up of the ATG III contract and increased activity on other IPM projects.

Pretax operating margin improved 70 bps sequentially to 18.3% primarily due to the positive impact of cost management in the Venezuela/Trinidad & Tobago GeoMarket and increased IPM activity in Mexico/Central America. These increases were partially offset by a decrease in Brazil due primarily to start-up costs for new contracts.

In East Venezuela, north of Monagas, close cooperation between Petroleos de Venezuela S.A. (PDVSA) and Schlumberger led to a more than 12-fold production increase on a well perforated by Schlumberger and cleaned-up using fluid developed by the INTEVEP-PDVSA research organization. Schlumberger PURE* and PowerJet Omega* perforating technologies were deployed, and in combination with the clean-up fluid led to significant skin reduction and flow profile improvement.

Elsewhere in Venezuela, new Schlumberger Wireline formation testing technology led to successful pressure testing for PDVSA on a key well on Lake Maracaibo where pressure data had previously proved impossible to obtain. Two target zones in the well—one highly fractured, the other less laminated—required different approaches but the combination of Schlumberger dual packer module technology with Quicksilver Probe*contamination-free sampling allowed both zones to be tested in a single run.

In Mexico, Schlumberger Drilling & Measurements new technology continued to be deployed with the use of EcoScope* multifunction logging-while-drilling services that allowed Pemex to make real-time decisions based on petrophysical analyses while drilling. In a well on the Tupilco field, real-time information helped stop unnecessary pilot well and horizontal section drilling immediately after data showed that reservoir conditions were not as expected.

Also in Mexico, Schlumberger Drilling & Measurements continued to set new drilling records for Pemex. PowerDrive vorteX* technology enabled increased rate of penetration and saved time in several different areas. In the Cantarell field, performance gains of 80% over conventional technologies were recorded and on the Burgos project in the Cuitlahuac field the technology saved one day in drilling in the 12  1/4”-hole section. Further deployment is expected on ATG integrated projects and in other regions to improve performance.

In Colombia, Schlumberger IPM operational planning and execution practices led to an average 40% reduction in operating time, a 20% saving in cost and a net-to-gross-pay zone ratio of 98% over the 11 wells of a continuing horizontal well campaign for Mansarovar in the Girasol field. Close integration between customer and Schlumberger teams led to optimal technology selection while planning and execution using Schlumberger Drilling & Measurements PeriScope* well-placement technology added to operational performance.

In September, Schlumberger announced the signing of a joint cooperation agreement with the Universidade Federal do Rio de Janeiro to build a key international research center on the university’s campus. The Schlumberger Brazil Research and Geosciences Center will focus on research and development activities in the deep-water pre-salt environment, with emphasis on the development of geosciences software for the exploration and production sector; new technologies to meet reservoir challenges in pre-salt environments; and the creation of a geophysical processing and interpretation Center of Excellence covering time-lapse seismic and combined electromagnetic and seismic measurements.

Europe/CIS/Africa

Revenue of $1.78 billion was flat sequentially but 18% lower year-on-year. Pretax operating income of $422 million was 2% lower sequentially and 33% lower year-on-year.

Sequentially, the strengthening of local currencies against the US Dollar increased Area revenue by 2%. In addition, North Africa GeoMarket revenue increased on high Testing Services product sales and stronger IPM activity while the Nigeria & Gulf of Guinea GeoMarket grew primarily on strong demand for Well Services technologies. However, these increases were partially offset by lower revenue in the West & South Africa GeoMarket from reduced activity that primarily affected Well Services operations and by a decrease in the North Sea GeoMarket resulting from lower rig count and pricing that mostly impacted Drilling & Measurements services. Libya GeoMarket revenue fell on reduced demand for Testing Services and Well Services technologies as well as for Completion products.

Pretax operating margin slipped 53 bps sequentially to 23.7% as increased North Africa GeoMarket revenue and a more favorable revenue mix in Russia were insufficient to offset lower activity and a less favorable revenue mix in the North Sea and West & South Africa GeoMarkets.

In the UK sector of the North Sea, Schlumberger Artificial Lift was awarded a contract covering all Apache North Sea electrical submersible pump systems. The award follows excellent service delivery on previous contracts and includes bonus payments for run-life performance improvement.

Also in the UK North Sea, the Schlumberger Well Testing Cleanphase* well-test separator with SmartWeir* technology enabled Total to recover costly high-density completion fluid while permitting safe, efficient and environmentally-responsible fluids disposal. SmartWeir technology handles high fluid volumes, optimizes water retention time, and does not plug with debris.

In Denmark, Maersk Oil & Gas awarded all open-hole wireline services to Schlumberger based on technology and high-pressure, high-temperature data acquisition capabilities.

In Norway, Schlumberger Information Solutions designed and implemented a fit-for-purpose, fully managed petrotechnical office installation for Polskie Górnictwo Naftowe i Gazownictwo Norway that included Petrel, ECLIPSE*, and Interactive Petrophysics* software applications together with corresponding infrastructure, data management services and collaboration and visualization technology. The installation enabled the customer’s geologists and geophysicists to become quickly operational with access to formatted regional data ready for interpretation.

In Equatorial Guinea, Schlumberger was awarded a major subsea completions contract by Noble Energy for work on 10 wells with the possibility of additional development in the area. The contract covers installation of the upper and lower well completions—including reservoir monitoring and completions technologies—on the Aseng development project. The award was based on technology availability and operational support.

In Nigeria, Schlumberger Completions commissioned intelligent well completions on three deep-water in-fill wells for Eni-NAE. Multiple Schlumberger technologies were deployed during operations including tubing-conveyed PowerJet Omega perforating charges, tubing-retrievable hydraulic flow control valves, Quantum* packers and wire-wrap screens. The project included a triple-zone intelligent well combined with sand control systems in a subsea completion, with the well considered to be a best-in-class example by the customer.

In Uganda, the Schlumberger Wireline MDT* Modular Formation Dynamics Tester dual packer technology was run in cased hole for Tullow Oil on the Ngassa-2 well after previous attempts in open hole had proved unsuccessful. The successful operation minimized risk to secure 14 samples and enabled the customer to discover a previously unknown major pay zone.

In Russia, Arcticgas, a SeverEnergia company, awarded Schlumberger a series of contracts covering wireline logging, well perforating and well testing services for deployment on both newly drilled and existing wells on Arcticgas fields north of the Arctic Circle near Novy Urengoy.

In Sakhalin, East Russia, Schlumberger Wireline technology was deployed on two wells for Venineft LLC as part of an exploration program on the Veninsky Block. The combination of the latest–generation Wireline skid-mounted logging unit with advanced technology logging tools delivered high-quality data with no lost time.

Also in East Russia, collaboration between Schlumberger Wireline and Schlumberger Data & Consulting Services led to success in providing Gazflot with reliable reservoir characterization results from the Kirinskaya-2 well drilled to further evaluate reserves on the Kirinsky Block in Sakhalin. The geology of the area required close cooperation between Gazflot and Schlumberger to define and deploy an advanced logging program on TLC* Tough Logging Conditions System equipment including CMR* Combinable Magnetic Resonance, PressureXpress formation testing, ECS* Elemental Capture Spectroscopy and APS* Accelerator Porosity Sonde technologies.

Middle East & Asia

Revenue of $1.23 billion decreased 6% sequentially and 17% year-on-year. Pretax operating income of $391 million decreased 7% sequentially and 26% year-on-year.

Sequentially, revenue in the East Asia GeoMarket fell from completion of several exploration-related campaigns with consequent lower demand for Wireline, Testing Services and Well Services technologies. Qatar GeoMarket revenue decreased primarily due to the completion of offshore projects that resulted in reduced demand for all Technologies. Gulf GeoMarket revenue fell on lower rig count that led to a decrease in Drilling & Measurements and Wireline services. The East Mediterranean revenue dropped as the result of lower land activity that reduced demand primarily for Well Services technologies. These decreases however were partially offset by an increase in the Arabian GeoMarket revenue on strong gas-related activity that resulted in higher demand for Well Services and Testing Services technologies. Weaker pricing also contributed to lower revenue.

Pretax operating margin decreased by just 32 bps sequentially to 31.7% as the impact of the stronger activity in the Arabian GeoMarket and a more favorable revenue mix in the Indonesia GeoMarket almost offset the lower activity in the East Asia, Qatar, Gulf and East Mediterranean GeoMarkets as well as the effects of weaker pricing across the Area.

Offshore Australia, a complete Schlumberger Drilling & Measurements Scope Family* advanced logging-while-drilling tool string was run in combination with PowerDrive X5* rotary steerable technology in a horizontal well for Woodside Energy. Real-time operational support from Data & Consulting Services petro-technical experts working in the client office helped ensure successful penetration of two reservoir sands across a complex faulted geological block with the StethoScope* formation pressure-while-drilling data confirming the sands to be separate reservoir compartments. Further use of the technology is planned in a subsequent well.

In Malaysia, Schlumberger Well Services CoilFLATE* high-pressure, high-temperature inflatable packer technology was successfully used on a two-well water shut-off campaign for Petronas Carigali Sdn Bhd. On the same wells, the Testing Services eFire-CT* coiled-tubing electronic firing head system was used to perforate a new reservoir. The combination of these two technologies led to a threefold production increase over that originally expected.

Also in Malaysia, following several successful deployments of Schlumberger Neon* opto-electric permanent monitoring cable technology offshore, Schlumberger Completions successfully installed a unique multi-gauge Neon system with four next-generation permanent quartz gauges and double-ended distributed temperature sensor fibers. The system allows for gas-lift optimization while providing flow contribution measurements from the four reservoir sands in addition to a number of critical production diagnostics. This is a critical reservoir management technology installed to monitor enhanced oil recovery injection on the Bokor field managed by Schlumberger IPM.

In Brunei, Schlumberger was awarded an additional campaign by Brunei Shell Petroleum using Well Services coiled-tubing Catenary* technology. This campaign was added to the Shell production enhancement projects after the first campaign deploying the technology demonstrated that wells on remote, small platforms could be accessed for fast and cost effective production enhancement projects.

In Oman, Schlumberger Subsea was awarded a pipeline surveillance contract using INtegriti* distributed fiber-optic technology. The new INtegriti system, based on measurements of vibration and temperature, will be deployed for detection of leaks and third-party damage.

Also in Oman, SIS was awarded a contract by Petroleum Development Oman (PDO) for deployment of an integrated information management system based on Schlumberger Osprey* Operations Manager software. The system includes drilling information management and a well engineering collaborative work environment. This combination is designed to help PDO with performance improvement goals across their fleet of 37 rigs. The system will monitor performance trends versus established performance indicators linking them to systematic engagement with the rig teams to drive a continuous improvement process.

In Saudi Arabia, a series of Schlumberger Well Services ACTive* real-time coiled-tubing technologies was deployed as part of the stimulation treatment on a dual lateral natural gas well completed in open hole. The technologies enabled positive lateral identification, facilitated fluid movement monitoring and helped customized placement of the stimulation diversion and acid systems in the main intervals of interest. Resulting production exceeded initial expectations.

WesternGeco

Third-quarter revenue of $463 million decreased 17% sequentially and 48% year-on-year. Pretax operating income of $61 million decreased 37% sequentially and 83% year-on-year.

Sequentially, Multiclient revenue decreased mostly on reduced sales in North America and the North Sea. Marine revenue fell primarily as the result of weaker pricing and the completion of two large contracts. Land revenue was also lower due to project delays in the Middle East and Africa. Data Processing revenue was flat versus the previous quarter.

Pretax operating margin fell 421 bps sequentially to 13.1% primarily as a result of the lower Multiclient sales and Land project delays.

During the quarter, the WesternGeco Magellan left the shipyard in Spain on its maiden voyage to begin operations. The 12-streamer vessel is the world’s second seismic X-Bow design to sail, following the WesternGeco Columbus earlier in 2009. The new design provides improved transit speeds, lower power consumption, reduced emissions and lower levels of pitching and vibration for a friendlier work environment.

WesternGeco recently completed the first ever wide-azimuth survey in Angolan waters—ahead of schedule and within budget. The vessels Western Trident, Geco Diamond and Gilavar performed the survey and their crews and shore-side management were commended by BP for their professional approach, timely delivery of service, excellent data quality and outstanding performance.

Following the feasibility study completed for Apache on the Forties field in the UK North Sea, WesternGeco was awarded a 4D Q-Marine* seismic survey on the field. The contract includes data processing of the new survey as well as the reprocessing of several other existing datasets and is the first Q-Marine award by Apache.

In response to significant customer interest, WesternGeco began acquisition of multiclient surveys E-Octopus VIII and E-Octopus IX in early September. Located in the highly prospective Alaminos Canyon, Keathley Canyon and East Breaks areas of the US Gulf of Mexico, the surveys cover more than 450 Outer Continental Shelf (OCS) blocks and target some of the most challenging subsalt imaging areas of the OCS.

Operations commenced on a land 4D baseline survey for Chevron Australia during the quarter. The survey is a mixture of onshore and transition zone work within a Class A nature reserve on Barrow Island. The results of this and future surveys will be used to monitor the underground injection of carbon dioxide from gas produced from the Gorgon field and injected into a formation more than 2,000 m beneath Barrow island.

In seismic data processing, the proven results generated by WesternGeco 3D GSMP* Generalized Surface Multiple Prediction and Reverse Time Migration (RTM) workflows resulted in the award of three significant contracts in North America during the quarter.

WesternGeco Electromagnetics completed a multiclient project in the Potiguar Basin, offshore Brazil. The project comprised integrated interpretation of 2D prestack depth-migrated seismic data, Petromod* petroleum systems modeling, and analysis of satellite oil-seep information to generate prospects. An accumulated total of approximately 1,300 sq km of Controlled Source Electromagnetics (CSEM) data were then acquired over these prospects and inverted to create resistivity datasets. The resulting geophysical datasets have been integrated into a Petrel database to be offered as part of a multiclient package.

WesternGeco Electromagnetics was awarded a contract to conduct the first CSEM survey in the Turkish sector of the Black Sea. The survey, to be acquired by Toisa Vigilant is the largest volume of CSEM work tendered and awarded in the industry to date.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 77,000 people representing over 140 nationalities and working in approximately 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $27.16 billion in 2008. For more information, visit www.SLB.com.

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*Mark of Schlumberger

®Mark of National Oilwell Varco

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, October 23, 2009. The call is scheduled to begin at 8:00 am US Central Daylight Time (CDT), 9:00 a.m. Eastern Daylight Time (EDT). To access the call, which is open to the public, please contact the conference call operator at +1-877-209-9920 within North America, or +1-612-332-7515 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until November 23, 2009 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 111676.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Robert Bergeron – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com